EXHIBIT 10.46

AMENDED AND RESTATED
AMERICAN AXLE & MANUFACTURING, INC.
INCENTIVE COMPENSATION PLAN FOR EXECUTIVE OFFICERS

ARTICLE 1
DEFINITIONS

When used in the Plan, the following words and phrases shall have the following meanings unless the context clearly indicates another meaning:
1.1 Administrator means the Management Benefits Committee acting through the Corporate Human Resources Department, as set forth in Article 5.
1.2 Affiliated Employer means any of the following that, with the consent of the Compensation Committee, adopt the Plan as provided in Sec. 6.1:
(i)	any of the other corporations which are members of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Company;
(ii)	any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Company;
(iii)	any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m)) which includes the Company;
(iv)	any other entity required to be aggregated with the Company pursuant to Regulations under Code Section 414(o).
1.3 Average Invested Capital means the simple average of Invested Capital as of January 1 and Invested Capital as of December 31 of the Plan Year in question.

1.4 Base Salary means a Participant’s monthly gross regular rate of pay from the Company as of December 1 of a Plan Year or on the date of a Participant’s death, Disability, Retirement or employment by an Affiliated Employer who has not adopted the Plan, if earlier, before any required reductions or withholdings or reductions under any salary reduction agreement between a Participant and the Company. Base Salary shall not include overtime, bonuses, compensation paid in kind, special allowances or reimbursements to cover expenses paid or incurred on behalf of the Company or in the course of employment with the Company, the Company’s contribution to this Plan or to any pension or profit sharing plan to which the Company makes contributions, or the Company’s contribution to any employee welfare plan or arrangement.
1.5 Beneficiary means the Participant’s legal spouse, if married, otherwise the beneficiary or beneficiaries designated by a Participant as such in connection with the group term life insurance program maintained by the Company for Eligible Employees as in effect at the time of the Participant’s death. If no beneficiary is so designated, a Participant’s beneficiary shall be his or her estate.
1.6 Board of Directors means the Board of Directors of the American Axle & Manufacturing Holdings, Inc.
1.7 Bonus Award means a bonus award under this Plan determined in accordance with Article 3.
1.8 Bonus Factors means Return on Invested Capital (ROIC), Cash Flow as a Percentage of Budgeted Cash Flow and Net Income as a Percentage of Sales (NIPS) each as defined herein.

1.9 Budgeted Cash Flow means the anticipated Cash Flow as set forth in the Company’s budget for the Plan Year in question, as approved by the Board of Directors.
1.10 Cash Flow means the cash provided by and used in the Company’s operating activities for the Plan Year in question less the Company’s capital expenditures for the Plan Year in question, all as determined by the Company in accordance with generally accepted accounting principles (GAAP) and as reported in the Company's audited consolidated financial statements for the Plan Year.
1.11 Cash Flow as a Percentage of Budgeted Cash Flow means one of the Bonus Factors which, for a particular Plan Year, is computed as the Company’s Cash Flow for that year divided by the Company’s Budgeted Cash Flow for that year.
1.12  CEO means the Chief Executive Officer of Holdings.
1.13  CFO means the Chief Financial Officer of Holdings.
1.14 Company means American Axle & Manufacturing, Inc., a Delaware corporation.
1.15 Compensation Committee means the Compensation Committee of the Board of Directors.
1.16 Covered Earnings means a Participant’s Base Salary multiplied by his or her Months of Participation during a Plan Year.
1.17 Disability means disability as defined in the short term disability plan maintained by the Company for Eligible Employees as in effect on the date of disability.
1.18 Eligible Employee means an Executive Officer designated as an Eligible Employee by the CEO.

1.19 Executive Officer means “officer” of the Company or Holdings as defined in Section 16 of the Securities Exchange Act of 1934 and the rules thereunder, as determined by the CEO.
1.20 GAAP means generally accepted accounting principles in the United States.
1.21 Holdings means American Axle & Manufacturing Holdings, Inc., the publicly held parent corporation of the Company.
1.22 Invested Capital means the sum of the Company's long-term debt, less cash and cash equivalents, plus stockholders' equity, all as determined in accordance with GAAP.
1.23 Management Benefits Committee means the Management Benefits Committee authorized by the Compensation Committee to administer the Plan.
1.24 Month of Participation means each full or partial month during which an employee of the Company or an Affiliated Employer is an Eligible Employee. An Eligible Employee who, during the Plan Year, dies, Retires, incurs a Disability, or is employed by an Affiliated Employer who has not adopted the Plan and who remains an employee of such Affiliated Employer through the Payment Date, will be credited with his or her Months of Participation through the month of death, Retirement, Disability or transfer but not thereafter.
1.25 Net Income means the net income of Holdings as determined in accordance with GAAP and as reported in the audited consolidated financial statements of Holdings.

1.26 NIPS means net income as a percentage (%) of sales. NIPS is computed as the net income for the Plan Year in question divided by the net sales for the Plan Year in question, all as determined by Holdings in accordance with GAAP and as reported in Holdings’ audited consolidated financial statements for the Plan Year.
1.27 Participant means an individual who is eligible to receive a Bonus Award in a Plan Year in accordance with Article 2.
1.28 Payment Date means the date or dates on which Bonus Awards under the Plan are paid to Participants as determined in accordance with Section 4.1 hereof.
1.29 Peer Group Companies means the companies identified by Holdings and reported in its annual proxy statement as members of a competitor peer group for purposes of comparison of cumulative total stockholder return.
1.30 Plan means this Amended and Restated American Axle & Manufacturing, Inc. Incentive Compensation Plan for Executive Officers.
1.31 Plan Year means the 12-month period beginning on January 1 and ending on December 31 of each year.
1.32 Retire or Retirement means termination of employment while entitled to an early, normal, or late retirement benefit under the Salaried Pension Plan.
1.33 ROIC means return on invested capital and is computed as the sum of Holdings’ net income and after-tax net interest expense for the Plan Year in question, which sum is divided by Average Invested Capital for the Plan Year in question, all as determined in accordance with GAAP and as set forth in Holdings’ audited consolidated financial statements for the Plan Year.

1.34 Salaried Pension Plan means the American Axle & Manufacturing, Inc. Retirement Program for Salaried Employees, the American Axle & Manufacturing, Inc. and Affiliated Corporation Salaried Cash Bonus Pension Plan, or other retirement plans sponsored by the Company or Affiliated Employers.
1.35 Target Performance Levels means performance levels determined as follows:
a.	in the case of the Bonus Factors:
1.
for ROIC and NIPS, Target Performance Levels are financial performance targets reviewed and approved annually each Plan Year by the Compensation Committee that are intended to establish performance targets to exceed the performance of two thirds of the Peer Group Companies based on the most recent trailing 3 year data available for the Peer Group Companies, and are specifically identified as Target Performance Levels as established and approved in writing by the Compensation Committee for the Plan Year; and

2.
for Cash Flow as a Percentage of Budgeted Cash Flow, the Target Performance Level means achievement of 100% of Budgeted Cash Flow for the Company in the Plan Year in question, and is specifically identified as the Target Performance Level as established and approved by the Compensation Committee for the Plan Year.

The Target Performance Levels are reviewed and approved annually by the Compensation Committee.
1.36 Weighted Percentage means the percentage allocation (relative weighting) assigned to each of the Bonus Factors referred to in Article 3 for each Plan Year, as approved by the Compensation Committee in consultation with the CEO and CFO.
ARTICLE 2
PARTICIPATION

2.1 Participation. An individual who becomes an Eligible Employee before October 1 of a Plan Year shall be a Participant for such Plan Year. An individual who becomes an Eligible Employee on or after October 1 of a Plan Year shall not be a Participant for such Plan Year, but shall become a Participant for the next succeeding Plan Year on January 1 of such next succeeding Plan Year in the event and to the extent such individual remains an Eligible Employee continuously into such succeeding Plan Year.
2.2  Eligibility. Each Participant:
a.	who remains an Eligible Employee through the last day of a Plan Year and continuously throughout the next succeeding Plan Year up to and including the Payment Date; or
b.	whose participation in the Plan terminated during the Plan Year due to the Participant’s:
i.	death; or
ii.	Disability; or
iii.	Retirement; or

iv.
employment by an Affiliated Employer who has not adopted the Plan, provided the Participant remains employed by such Affiliated Employer through the Payment Date or the Participant’s employment by the Affiliated Employer terminates due to the Participant’s death, Disability, or Retirement or subsequent employment by another Affiliated Employer.

shall be entitled to receive a Bonus Award, except as otherwise provided herein.

ARTICLE 3
CALCULATION OF BONUS AWARDS

3.1 Bonus Award Formula. The Bonus Award of an Executive Officer for a particular Plan Year shall be determined pursuant to this Article 3 and shall be equal to the sum of the amounts calculated under sub-sections (a) - (c) below:
(a)
ROIC. The ROIC component of the bonus award formula for Executive Officers shall be computed as follows, referring to the Target Performance Levels approved by the Compensation Committee for the Plan Year:

1.	The bonus award percentage for Executive Officers which corresponds to the ROIC for the Plan Year;
2.	multiplied by the Weighted Percentage assigned to the ROIC Bonus Factor for Executive Officers;
3.	multiplied by the Covered Earnings of the Executive Officer for the Plan Year; PLUS

(b)
Cash Flow. The Cash Flow as a Percentage of Budgeted Cash Flow component of the bonus award formula for Executive Officers shall be computed as follows, referring to the Target Performance Levels approved by the Compensation Committee for the Plan Year:

1.	the bonus award percentage for Executive Officers which corresponds to the Cash Flow for the Plan Year;
2.	multiplied by the Weighted Percentage assigned to the Cash Flow as a Percentage of Budgeted Cash Flow Bonus Factor for Executive Officers;
3.	multiplied by the Covered Earnings of the Executive Officer for the Plan Year; PLUS
(c)
NIPS. The NIPS component of the bonus award formula for Executive Officers shall be computed as follows, referring to the Target Performance Levels approved by the Compensation Committee for the Plan Year:

1.	the bonus award percentage for Executive Officers which corresponds to Net Income As a % of Sales (NIPS) for the Plan Year;
2.	multiplied by the Weighted Percentage assigned to NIPS for Executive Officers;
3.	multiplied by the Covered Earnings of the Executive Officer for the Plan Year.

3.2 Weighted Percentages. Each Plan Year the Compensation Committee, in consultation with the CEO and CFO, shall assign a Weighted Percentage to each of the Bonus Factors. For purposes of determining Bonus Awards for Executive Officers, the Weighted Percentages for each of the Bonus Factors must total 100%. A list setting forth all Weighted Percentages for each of the Bonus Factors shall be established for each Plan Year based on the recommendation of the CEO and CFO and approval of the Compensation Committee.
3.3 Individual Performance Adjustments. Anything in this Plan to the contrary notwithstanding, the amount of a Participant’s Bonus Award for a given Plan Year shall be subject to review and adjustment by the CEO who shall have the discretion to increase, decrease, or eliminate entirely (“Individual Performance Adjustments”) any Bonus Award determined pursuant to this Article 3; provided, however, that the amount of an Executive Officer’s Bonus Award must be approved by the Compensation Committee and the sum of all Bonus Awards for all Participants in a Plan Year may not exceed the maximum annual amount allocated for Bonus Award payments as such amount is determined each Plan Year by the Compensation Committee.
3.4 Effect of Plan on Other Company Policies.
(a) Company Programs. Unless otherwise expressly approved by the Compensation Committee, a Participant shall have his or her Bonus Award under this Plan for any Plan Year, if any, reduced by any performance based compensation paid or payable to him or her by the Company for such Plan Year pursuant to any other Company program, policy or agreement. Notwithstanding the foregoing, a Participant’s Bonus Award shall not be reduced by any deferred compensation payments or obligations applicable to such Participant for such Plan Year.
(b) Employment Agreements. Anything contained in this Plan to the contrary notwithstanding, in the event a Participant has entered into an employment agreement with the Company which provides for the payment of a bonus which is determined, in whole or in part, based upon the financial performance of the Company for any Plan Year, then in such event such Participant shall be entitled to receive the bonus calculated for such Plan Year in accordance with the applicable employment agreement in lieu of any Bonus Award.
3.5 Requirement of Profitability. Anything contained in this Plan to the contrary notwithstanding, no Bonus Award shall be payable pursuant to this Plan to any Participant for any Plan Year in which Holdings’ audited consolidated financial statements contained in its Annual Report on Form 10-K filed with the SEC for such Plan Year (or approved for filing with the SEC by the Board of Directors if such filing has not yet occurred) do not report positive Net Income for the Plan Year in question after reflecting all costs and expenses associated with the Plan for such Plan Year.

ARTICLE 4
PAYMENT OF BONUS AWARD

4.1 Time and Manner of Payment. Payment of a Participant’s Bonus Award for a Plan Year shall be made not later than March 15 of the subsequent year. Provided, however, that if the employment of a Participant by the Company shall terminate during a Plan Year, or prior to March 15 of the subsequent year, for a reason other than his or her death, Disability, Retirement or employment by an Affiliated Employer (so long as such Participant remains employed by the Affiliated Employer on the Payment Date or terminated employment with the Affiliated Employer due to such Participant’s death, disability, or Retirement as determined pursuant to the Affiliated Employer’s applicable disability or Retirement plan) prior to receiving payment of such Bonus Award, the Participant shall forfeit all rights to a Bonus Award in such Plan Year and no Bonus Award shall be paid to such Participant for such Plan Year. Notwithstanding any provision of the Plan to the contrary, the Company shall withhold from any Bonus Award all federal, state and local taxes as shall be required pursuant to any law or governmental regulation or ruling, any amounts owed by the Participant to the Company to the extent permitted by law, and any amounts otherwise required to be withheld or deducted under applicable law or by agreement of the Company and the Participant.
ARTICLE 5
ADMINISTRATION, AMENDMENT AND TERMINATION

5.1 Authority of Administrator. The Management Benefits Committee shall monitor the performance of the Plan to ensure that it is administered by the Human Resources Department in accordance with its terms and applicable laws and regulations. Except as otherwise expressly stated, the Compensation Committee, or such other committee, including the Management Benefits Committee, to which it delegates such authority, shall have the full power, discretion and authority to construe, interpret and administer the Plan, including authority to correct any defect or reconcile any inconsistency or ambiguity. All decisions, acts or interpretations of the

Compensation Committee shall be final, conclusive and binding upon all persons. No member of the Compensation Committee, the Management Benefits Committee or any other committee to which Plan administrative authority has been delegated, shall be personally liable by reason of any action taken by him or her in good faith or on his or her behalf as Administrator, nor for any mistake in judgment made in good faith and the Company and Holdings shall indemnify and hold harmless each member of the Compensation Committee, the Management Benefits Committee, the CEO, the CFO, and each other officer, employee or director of the Company to whom any duty or power relating to the Plan, or its administration or interpretation, may be delegated, against any cost or expense (including legal fees) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.
    5.2  Amendment and Termination. The Compensation Committee may at its discretion amend this Plan in any respect at any time and for any reason and may terminate the Plan, in whole or in part, at any time and neither notice of amendment nor of termination is necessary for any amendment or termination to be effective. Any amendment or termination of the Plan may be made effective retroactively to the first day of the Plan Year or, in the case of an amendment or termination of the Plan adopted on or before March 15, the first day of the preceding Plan Year. No Participant or Beneficiary shall be deemed to have a vested or contractual right to a Bonus Award until such Bonus Award is actually paid to the Participant or Beneficiary by the Company. The payment of Bonus Awards pursuant to this Plan is completely discretionary on the part of the Company. The existence of this Plan shall create no rights on behalf of Participants or Beneficiaries or obligations on behalf of the Company or any Affiliated Employer.

ARTICLE 6
AFFILIATED EMPLOYERS

6.1 Adoption of Plan by Affiliated Employers. Any Affiliated Employer may, with the recommendation of the Management Benefits Committee and the approval of the Compensation Committee, adopt this Plan on behalf of such of its Executive Officers. The Affiliated Employer shall pay all Bonus Awards made to Executive Officers which are payable because of their employment with the Affiliated Employer.

ARTICLE 7
MISCELLANEOUS

7.1 Compliance with Financing Agreements. This Plan may be subject to the terms and conditions of any agreements entered into between the Company and any third party lender to whom the Company is now indebted, or may at any time during the term of this Plan become indebted, and the Bonus Awards for any Plan Year may be reduced by such amounts as may be necessary to ensure that the Company is not in default under any such agreements.
7.2 No Right, Title or Interest in or to the Company’s Assets. Neither Participants nor Beneficiaries shall have any right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under this Plan. Nothing contained in the Plan and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between Holdings or the Company and any Participant, Beneficiary or any other person.

All payments to be made under this Plan shall be paid from the general assets of the Company.
7.3 No Alienation of Bonus Awards. Except as otherwise may be required by law, no amount payable at any time under this Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of any person, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void.
7.4 No Contract of Employment. Neither the actions of the Company in establishing this Plan, nor any provisions of this Plan or any action taken by Holdings, any Affiliated Employer, the Compensation Committee, the Administrator or the CEO pursuant to its provisions, shall be construed as giving to any Eligible Employee or any employee the right to be employed by the Company or affect the right of the Company to dismiss any employee.
7.5 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to the conflict of laws provisions thereof.